                                                                    Exhibit 99.1

Contact:
Richard K. Davis
VP General Counsel
Datatec Systems
richarddavis@datatec.com

           DATATEC SYSTEMS ANNOUNCES THE APPOINTMENT OF ROD DORSEY AS
          NEW CHIEF FINANCIAL OFFICER AND EISNER LLP AS NEW INDEPENDENT
    ACCOUNTANT; COMMENTS ON EARLIER ANNOUNCED SECOND QUARTER ESTIMATED LOSS

FAIRFIELD, N.J. - March 17, 2004, Datatec Systems, Inc. (NADSAQ:DATCE), an IT
services firm focused exclusively on large scale, complex information technology deployment and post-implementation customer care solutions, today announced the following:

The Company has appointed Rod Dorsey as Chief Financial Officer. Mr. Dorsey's
professional career spans over 30 years. Prior to his appointment as Chief
Financial Officer, Mr. Dorsey was a CFO Partner with Tatum CFO Partners, a national professional services firm that provides CFO and CIO consulting services to organizations in transition.

Prior to joining Tatum and for the previous twelve years, Mr. Dorsey was the chief financial officer of publicly traded technology based professional services companies that ranged in annual revenue size from $20 million to $300 million. During this time frame, he completed two IPOs, two follow-on public offerings and numerous private placements. Prior to his first chief financial officer position and for the previous ten years, he was the Corporate Treasurer of two multi-billion dollar New York Stock Exchange listed manufacturing companies, Loral Corporation and Crane Company.

The Company has also appointed Eisner LLP to be its independent auditors, replacing Deloitte & Touche.

Raul Pupo, the Company's Chief Executive Officer, commented -- "We are excited about the financial leadership that Rod brings to the Company. We have also added new talent to our Board of Directors, and in the last month appointed
Per-Olof Loof, the former Chief Executive Officer of Sensormatic Electronic
Corporation, as Chairman. Furthermore, we look forward to working with our new audit team from Eisner."

Mr. Pupo also noted -- "Today, we continue to focus on our core business.
Actions are in place to streamline our operations while ensuring continued
levels of high satisfaction for our customers, a hallmark of our Company."

The Company expects the loss for the fiscal quarter ended October 31, 2003 to be substantially greater than the previously announced estimate of $10 million.
Eisner LLP is currently reviewing the Company's interim financial statements for the periods ended October 31, 2003 and January 31, 2004. Consequently, the
Company's quarterly reports for those periods will be filed upon the completion of such reviews.

ABOUT DATATEC SYSTEMS, INC.

Fairfield, N.J.-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies. Datatec's deployment services utilize a software-enabled implementation model to configure, integrate, roll out and support new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATCE). For more information, visit www.datatec.com.

This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements as more fully discussed in Datatec's filings with the Securities and Exchange
Commission.

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